
M
AVAILABLE NOW
Julie
Mehretu
Kabul (2013)
INVEST NOW

Why invest?

Desirable Style at Competitive Price

Works in this series make up five of Mehretu's top ten auction results. The last three similar paintings have all sold for $4M, underscoring the long-term potential of our $3.3M offering.

Julie Mehretu's Last 3 Similar Paintings:

All Sold For +$4M



Sold in 2023 for
$4.19M



Sold in 2024 for
$4.89M



Sold in 2019 for
$4.82M



Julie Mehretu

Kabul

Offering Size: $3.3M

Rare Artist

Rarity Increases Prices

Only 20 Mehretu paintings have come to auction over the past ten years, including this one. As her prestige has grown and supply remains limited, Mehretu's record price has increased from $61k in 2003 to $10.7M, set in 2023.

Record Price Growth

26%

Julie Mehretu's market has seen significant growth in recent years, with a 26% Annual Record Price Growth Rate based on data from 2003 to 2025.


$12m
$10m
$8m
$6m
$4m
$2m
03
05
07
09
11
13
15
17
19
21
23
25


Julie
Mehretu
Kabul (2013)
INVEST NOW

MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.

To update your preferences or to stop receiving these emails, click here.